EXHIBIT 4.7

THE BANK OF NEW YORK COMPANY, INC.

Officers’ Certificate Pursuant to

Section 301 of the

Senior Indenture

Pursuant to resolutions of the Board of Directors, dated January 14, 2003 (the “Resolutions”), of The Bank of New York Company, Inc. (the “Company”), and the Action, dated August 10, 2004 (the “Action”), of an Authorized Officer (as defined in the Resolutions) of the Company pursuant to the Resolutions and Section 301 of the Senior Indenture, dated as of July 18, 1991 (the “Senior Indenture”), between the Company and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Trustee (the “Trustee”), the undersigned certify as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Senior Indenture or the Prospectus, dated August 10, 2004, as supplemented by the Prospectus Supplement, dated August 10, 2004):

(1) Pursuant to an Officers’ Certificate dated June 26, 2002 pursuant to Sections 201 and 301 of the Senior Indenture (the “Original Officers’ Certificate”), the Company established a series of Securities under the Senior Indenture titled “Senior Medium-Term Notes Series E” (the “Senior Notes”) to be authenticated and delivered from time to time under the Senior Indenture and such Original Officers’ Certificate in an aggregate initial offering price of up to $1,000,000,000, subject to reduction and such other exceptions as set forth therein.

(2) Pursuant to Section 301 of the Senior Indenture, all Securities of any one series need not be issued at one time and may be reopened for issuances of additional Securities of such series.

(3) Pursuant to an Officers’ Certificate dated March 28, 2003 pursuant to Section 301 of the Senior Indenture, the Company increased the initial limit of the aggregate initial offering price of Senior Notes from $1,000,000,000 to $1,422,150,000, subject to reduction and such other exceptions as set forth therein.

(4) The aggregate initial offering price of the Senior Notes which may be authenticated and delivered under the Senior Indenture shall be $1,824,000,000 (as such amount may be reduced by the aggregate initial offering price of Senior Subordinated Notes issued under the Senior Subordinated Indenture) (except for (a) Senior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Senior Indenture and (b) any Senior Notes which, pursuant to Section 303, are deemed never to have been delivered thereunder).

(5) As of the date hereof, $937,306,000 aggregate principal amount of Senior Notes have been authenticated and delivered by the Company under the Senior Indenture and $357,397,000 aggregate principal amount of Senior Subordinated Notes have been authenticated and delivered by the Company under the Senior Subordinated Indenture, thereby leaving up to

$529,297,000 of Senior Notes authorized to be authenticated and delivered under the Senior Indenture as of the date hereof.

(6) The Original Officers’ Certificate shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, hereto duly authorized, have duly signed, and delivered or caused to be delivered to the Trustee under the Senior Indenture, this Officers’ Certificate.

Dated: August 10, 2004

By:	/s/ Bruce Van Saun
Bruce Van Saun
Senior Executive Vice President and Chief Financial Officer

By:	/s/ J. Michael Shepherd
J. Michael Shepherd
Executive Vice President, General Counsel and Secretary